SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         NIMBUS CD INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                         NIMBUS CD INTERNATIONAL, INC.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 6, 1996

TO THE STOCKHOLDERS OF
NIMBUS CD INTERNATIONAL, INC.:

        The Annual Meeting of Stockholders of Nimbus CD International, Inc., a Delaware corporation (the "Company"), will be held on August 6, 1996, at 8:30 a.m. Eastern Time, at the Hard Rock Cafe, 221 West 57th Street, New York, New York 10019, for the following purposes:

        1.     To elect twelve (12) directors for a term of one year;

        2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current year; and

        3. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

        Only stockholders of record at the close of business on June 6, 1996, will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

        PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

                                            By Order of the Board of Directors



                                            /s/ L. STEVEN MINKEL
July 10, 1996                                   L. Steven Minkel, Secretary

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                         NIMBUS CD INTERNATIONAL, INC.
                                 AUGUST 6, 1996

                             ----------------------
                                PROXY STATEMENT
                             ----------------------

                              GENERAL INFORMATION

GENERAL

        The Annual Meeting of Stockholders of NIMBUS CD INTERNATIONAL, INC., a Delaware corporation (the "Company"), will be held on August 6, 1996, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof. This Proxy Statement and the enclosed form of proxy are first being sent or given to the stockholders on or about July 10, 1996. The executive offices of the Company are located at State Route 629, Guildford Farm, Ruckersville, Virginia 22968.

        At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the election of twelve (12) nominees for director ("Proposal No. 1"). In addition, the stockholders of the Company will be asked to ratify the Company's selection of Coopers & Lybrand L.L.P. ("Coopers") as the Company's independent accountants for the current year ("Proposal No. 2").

VOTING BY PROXY

        If a proxy in the enclosed form is duly executed and returned, the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), represented thereby will be voted, where specification is made by the stockholder on the form of proxy, in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR AND "FOR" EACH OF THE OTHER PROPOSALS LISTED ON THE PROXY CARD. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the enclosed proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve the matters being considered at the Annual Meeting. Any stockholder may revoke his proxy by delivery of a new, later dated proxy or by providing written notice of revocation to the Secretary of the Company at any time before it is voted. A proxy will not be voted if the stockholder attends the meeting and elects to vote in person.

VOTING AT THE ANNUAL MEETING; RECORD DATE

        Only stockholders of record at the close of business on June 6, 1996 have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, 20,830,966 shares of Common Stock were outstanding. Each holder of record of Common Stock is entitled to one vote for each share held on all matters voted upon.

QUORUM; REQUIRED VOTE

        Presence in person or by proxy of the holders of 10,415,484 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming the applicable quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act upon the election of a nominee for director, and the affirmative vote by the holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act on all other matters to come before the Annual Meeting, including Proposal No. 2.

        With regard to Proposal No. 1, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to Proposal No. 2, stockholders may vote in favor of or against such proposal or ratification, or they may abstain from voting. In accordance with applicable law, the treatment and effect of abstentions and broker non-votes are as follows. If a stockholder registers an abstention vote by checking the "ABSTAIN" box on the proxy card, no favorable vote is cast and therefore the abstention vote has the same legal effect as a vote against the proposal, even though the stockholder may interpret such action differently. If a broker or other nominee holding shares of Common Stock for beneficial owners has voted on one or more matters pursuant to discretionary authority or instructions from beneficial owners, but does not vote on other matters because the broker or nominee has not received instructions from beneficial owners and does not have the right to exercise discretionary voting power, such broker non-votes have no effect on the vote with respect to such other matters. That is, broker non-votes are not counted as votes for the proposal or as votes against the proposal and are not counted in determining the number of votes needed in order for a proposal to be approved.

OTHER MATTERS

        The enclosed form of proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual
Meeting: (a) matters which may be presented at the Annual Meeting at the request of public stockholders and with respect to which the Company has not received notice at the date hereof; (b) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the meeting; (c) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (d) any proposal omitted from the Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended; and (e) matters incident to the conduct of the Annual Meeting. The Board of Directors currently is not aware of any matters (other than procedural matters) which will be brought before the Annual Meeting and which are not referred to in the enclosed Notice of Annual Meeting. If any such matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

EXPENSES OF SOLICITATION

        The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and employees of the Company may solicit proxies in person or by telephone, telegraph, or mail. Further, the Company will also request record holders of Common Stock who are brokerage firms, custodians, and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of June 17, 1996, as to shares of Common Stock owned by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and officers as a group, together with their respective percentages.



                                                          AMOUNT AND NATURE
                   NAME OF PERSON OR                        OF BENEFICIAL     % OF CLASS (IF MORE
               NUMBER OF PERSONS IN GROUP                   OWNERSHIP (1)        THAN 1%) (2)
               --------------------------                   -------------        ------------
McCown De Leeuw & Co. III, L.P. (3).....................     7,528,903             36.1%
McCown De Leeuw & Co. Offshore (Europe) III, L.P. (3)...     7,528,903             36.1
McCown De Leeuw & Co. III (Asia), L.P. (3)..............     7,528,903             36.1
Gamma Fund LLC (3)......................................     7,528,903             36.1
Behrman Capital L.P. (4)................................     3,670,067             17.6
Charles Ayres (3).......................................     7,528,903             36.1
Darryl G. Behrman (4)...................................     3,670,067             17.6
Grant G. Behrman (4)....................................     3,670,067             17.6
Robert M. Davidson......................................             0                0
David E. De Leeuw (3)(5)................................     7,532,903             36.2
Anthony V. Dub (6)......................................        15,000                *
Lyndon J. Faulkner (7)..................................       335,412              1.6
Robert B. Hellman, Jr. (3)..............................     7,528,903             36.1
David E. King (3)......................................      7,528,903             36.1
George E. McCown (3)....................................     7,528,903             36.1
Glenn S. McKenzie (8)...................................         1,000                *
David B. Wilson (9).....................................       511,547              2.5
L. Steven Minkel (10)...................................       232,000              1.1
Robert J. Headrick (11).................................        21,574                *
Howard G. Nash (12).....................................        64,654                *
Robert J. Lynch (13)....................................        33,130                *
All directors and executive officers as a group
                   (16 persons)(14)                         12,417,287             58.2

- ----------------
      * Less than one percent of the issued and outstanding shares of Common Stock.

(1) The amount and percentage of securities beneficially owned by an individual are determined in accordance with the definition of beneficial ownership set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after June 17, 1996. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, the persons and entities named have sole voting and dispositive power over their shares.

(2) Individual percentages have been rounded. Shares subject to outstanding stock options or warrants which the individual has the right to acquire within 60 days after June 17, 1996, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual, or any group including such individual, but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other individual.

(3) Includes 6,098,420 shares owned by McCown De Leeuw & Co. III, L.P., an investment partnership whose general partner is MDC Management Company III, L.P. ("MDC III"), 1,054,037 shares held by McCown De Leeuw & Co. Offshore (Europe) III, L.P., an investment partnership whose general partner is MDC Management Company IIIE, L.P. ("MDC IIIE"), 112,932 shares held by McCown De Leeuw & Co. III (Asia), L.P., an investment partnership whose general partner is MDC Management Company IIIA, L.P. ("MDC IIIA"), and 263,514 shares owned by Gamma Fund LLC, a California limited liability company ("Gamma"). The voting members of Gamma are George E. McCown, David E. De Leeuw, David E. King, Robert B. Hellman, Jr., Charles Ayres and Steven Zuckerman, who are also the only general partners of MDC III, MDC IIIE and MDC IIIA. Voting and dispositive decisions regarding the Common Stock owned by MDC III, MDC IIIE and MDC IIIA are made by Mr. McCown and Mr. De Leeuw, as Managing General Partners of each of such partnerships, who together have more than the required two-thirds-in-interest vote of the Managing General Partners necessary to effect such decision on behalf of any such entity. Voting and dispositive decisions regarding the Common Stock owned by Gamma are made by a vote or consent of a majority in number of the members of Gamma. No general partner is able to individually direct the voting or disposition of Common Stock beneficially owned by MDC III, MDC IIIE and MDC IIIA. Messrs. McCown, King, Hellman, Ayres and Zuckerman have no direct ownership of any shares of Common Stock and, together with Mr. De Leeuw, disclaim beneficial ownership of any shares of Common Stock owned by MDC III, MDC IIIE, MDC IIIA and Gamma except to the extent of their proportionate partnership interests or membership interests (in the case of Gamma). The address of each of MDC III, MDC IIIE, MDC IIIA and Gamma is c/o McCown De Leeuw & Co., 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, California 94025.

(4) Includes 3,306,037 shares owned by Behrman Capital L.P., an investment partnership whose general partner is Behrman Brothers, L.P., and 298,278 shares owned by Behrman Capital "B" L.P., an investment partnership whose general partner is Behrman Brothers, L.P., and 65,752 shares owned by Strategic Entrepreneur Fund, L.P., an investment partnership whose general partners are Darryl Behrman and Grant Behrman. Darryl Behrman and Grant Behrman are the only general partners of each of Behrman Brothers, L.P. and Strategic Entrepreneur Fund, L.P., and, as such, each may make voting and dispositive decisions regarding the Common Stock. Messrs. Darryl Behrman and Grant Behrman have no direct ownership of any shares of Common Stock and disclaim beneficial ownership of any shares of Common Stock except to the extent of their proportionate partnership interests. The address of Behrman Capital is c/o Behrman Capital L.P., 126 East 56th Street, New York, New York 10022.

(5) Includes 3,000 shares held for the benefit of Mr. De Leeuw in the MDC Management Company, Inc. Retirement Savings and Investment Plan of which Mr. De Leeuw is the manager. Also includes 1,000 shares held in trust for the benefit of Brian De Leeuw, Mr. De Leeuw's son, of which Treva De Leeuw, Mr. De Leeuw's wife, serves as trustee. Mr. De Leeuw disclaims beneficial ownership of the shares held in trust for the benefit of Brian De Leeuw.

(6) Mr. Dub was elected a director of the Company at a special meeting of the Board of Directors held on May 20, 1996, to fill the vacancy created by the resignation of James L. Wu.

(7)    All shares are subject to stock options.

(8)    Mr. McKenzie is a consultant to McCown De Leeuw & Co.

(9) Mr. Wilson is a Senior Vice President of DLJ Merchant Banking, Inc., the general partner of DLJ Merchant Banking Partners, L.P. ("DLJMBLP") and DLJ International Partners, C.V. ("DLJIP"). DLJMBLP, DLJIP, DLJ Merchant Banking Funding, Inc. ("DLJMBF"), and DLJ First ESC, LLC ("ESC", and collectively with DLJMBLP, DLJIP, DLJMB and their affiliates, the "DLJ Investors") own an aggregate of 511,547 shares of the Company's Common Stock. Although Mr. Wilson may be deemed to beneficially own the shares held by DLJMBLP, DLJIP and related persons because of his employment, he expressly disclaims beneficial ownership of such shares.

(10) Includes 56,645 shares subject to stock options. Also includes 500 shares owned by each of Lewis C. Minkel and Carter P. Minkel, Mr. Minkel's adult sons, of which Mr. Minkel expressly disclaims beneficial ownership.

(11)   All shares are subject to stock options.

(12)   All shares are subject to stock options

(13)   All shares are subject to stock options.

(14) Includes 511,415 shares issuable upon the exercise of stock options and 11,710,517 shares beneficially owned by the MDC Entities, Behrman Capital and the DLJ Investors.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

        Action will be taken at the meeting to elect a Board of Directors of twelve (12) persons. Unless otherwise directed on the form of proxy, shares represented by proxies solicited by the Board of Directors will be voted in favor of the election as directors of all of the nominees named below, or, in the event that any such nominee should become unavailable for any reason, which is not presently anticipated, such proxies will be voted for a substitute nominee. The persons elected as directors will hold office until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

        The Bylaws of the Company currently provide for a Board of Directors consisting of thirteen persons. Effective as of January 25, 1996, Terence M. Leahy resigned as a director of the Company. Pursuant to the Company's April 1994 agreement with Stream International, Inc. ("Stream"), a majority-owned subsidiary of and successor-in-interest to R.R. Donnelley & Sons Company (as assigned, the "Stream CD-ROM Agreement"), Stream has the right to designate a representative to serve on the Board of Directors and Mr. Leahy served as such representative. Stream has informed the Company that it will not exercise its right to designate a successor to fill Mr. Leahy's seat in time for the nominee to stand for election at the Annual Meeting. To facilitate the eventual election of Mr. Leahy's successor, the Board has determined to maintain one vacant seat on the Board. Accordingly, there will only be twelve nominees for reelection to the Board at the Annual Meeting.

        James Wu, a former employee of McCown DeLeeuw & Co., resigned from the Board as of May 20, 1996. At a special meeting of the Board of Directors held on that date, the Board elected Anthony V. Dub to fill the vacancy on the Board created by Mr. Wu's resignation. Information about Mr. Dub and the other nominees for reelection as directors is set forth below.

NOMINEES FOR DIRECTOR

        The Board of Directors has nominated the following persons for election as directors:

                                                DIRECTOR
             NOMINEE                 AGE         SINCE
             -------                 ---         -----
       Lyndon J. Faulkner            35           1992
       Charles Ayres                 36           1995
       Darryl G. Behrman             45           1995
       Grant G. Behrman              42           1995
       Robert M. Davidson            53           1994
       David E. De Leeuw             52           1995
       Anthony V. Dub                46           1996
       Robert B. Hellman, Jr.        35           1995
       David E. King                 37           1995
       George E. McCown              60           1995
       Glenn S. McKenzie             43           1995
       David B. Wilson               37           1992

        LYNDON J. FAULKNER. President, Chief Executive Officer and Director since October 1992 and Chairman of the Board of Directors since March 1995. Mr. Faulkner was employed in various capacities by Nimbus Records Limited (the "Predecessor") from 1985 until October 1992, most recently as Manufacturing Director. Mr. Faulkner was initially responsible for the design and development of the manufacturing process utilized by the Predecessor. Mr. Faulkner was educated in electrical and electronic engineering in the United Kingdom.

        CHARLES AYRES. Director of the Company since March 1995. Mr. Ayres is a general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co. Offshore (Europe) III, L.P., a general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. and a member of Gamma Fund, LLC. Mr. Ayres has been affiliated with McCown De Leeuw & Co., an affiliate of McCown De Leeuw & Co. III, L.P., since 1991. Prior to that he was a founding general partner of HMA Investments, Inc., a private investment firm focused on middle-market management buyouts. He currently is a director of certain privately held companies, including Tiara Motorcoach Corporation and Papa Gino's, Inc.

        DARRYL G. BEHRMAN. Director of the Company since March 1995. Mr. Behrman is a general partner of Behrman Brothers L.P., the general partner of Behrman Capital L.P. and Behrman Capital "B" L.P. The Behrman Capital entities are private investment firms focused on management buyouts of emerging growth companies. Prior to founding Behrman Capital in 1992, Mr. Behrman was a partner at Wertheim Schroder & Co. Incorporated where he specialized in middle market mergers and acquisitions, recapitalizations and management buyouts. Prior to that he worked for Citicorp's Merchant Banking Group where he served as Vice President and head of the Corporate Advisory Group in London. Mr. Behrman is a Director of several privately held companies and is Chairman of the Board of Esoterix, Inc. Darryl Behrman and Grant Behrman are brothers.

        GRANT G. BEHRMAN. Director of the Company since March 1995. Mr. Behrman is a general partner of Behrman Brothers L.P., the general partner of Behrman Capital L.P. and Behrman Capital "B" L.P. The Behrman Capital entities are private investment firms focused on management buyouts of emerging growth companies. Prior to founding Behrman Capital in 1992, Mr. Behrman was employed for ten years by Morgan Stanley & Co. Incorporated, most recently as a general partner in its Venture Capital Group. Mr. Behrman is a Director of several privately held companies including Esoterix, Inc. and TyLink Corporation. Darryl Behrman and Grant Behrman are brothers.

        ROBERT M. DAVIDSON. Director of the Company since July 1994. Since 1989, Mr. Davidson has been Chairman of the Board of Directors and Chief Executive Officer of Davidson & Associates, Inc., a publicly-held educational software company that develops, publishes and manufactures high quality educational software products for home and school use. Mr. Davidson held senior management positions at The Parsons Corporation, a large engineering and construction company, from 1978 to 1989. During his last five years at Parsons, he served as Executive Vice President, and was responsible for managing a major portion of the firm's operations and overseeing acquisitions of businesses and new technologies.

        DAVID E. DE LEEUW. Director of the Company since March 1995. Mr. De Leeuw is a managing general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co. Offshore (Europe) III, L.P., a managing general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III
(Asia), L.P. and a member of Gamma Fund, LLC. Mr. De Leeuw was the co-founder in 1984 of McCown De Leeuw & Co., Inc., an affiliate of McCown De Leeuw & Co. III, L.P. He currently serves as a director of Vans, Inc. and certain privately held companies including Papa Gino's Inc. and DEC International, Inc.

        ANTHONY V. DUB. Director of the Company since May 1996. The Board elected Mr. Dub as a director of the Company at a special meeting on May 20, 1996, to fill a vacancy created by the resignation of Mr. Wu. Mr. Dub is a Managing Director-Senior Advisor of CS First Boston, an international investment banking firm with headquarters in New York City. Mr. Dub joined CS First Boston in 1971 and was named a Managing Director in 1981. He currently serves as a director of Lomak Petroleum, Inc.

        ROBERT B. HELLMAN, JR. Director of the Company since March 1995. Mr. Hellman is a general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P., and McCown De Leeuw & Co. Offshore (Europe) III, L.P., a general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. and a member of Gamma Fund, LLC. Mr. Hellman has been affiliated with McCown De Leeuw & Co., an affiliate of McCown De Leeuw Co. III, L.P., since 1987. He currently serves as a director of Vans, Inc. and certain privately held companies, including International Data Response Corporation and Pelican Companies, Inc.

        DAVID E. KING. Director of the Company since March 1995. Mr. King is a general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P., and McCown De Leeuw & Co. Offshore (Europe) III, L.P., a general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. and a member of Gamma Fund, LLC. Mr. King has been associated with McCown De Leeuw & Co. since 1990. Previously, he worked for General Atlantic Partners, Sohio Petroleum and Schlumberger Ltd. He currently serves as a Director of certain privately held companies including Fitness Holdings, Inc., DEC International, Inc., and OSI Holding Corp.

        GEORGE E. MCCOWN. Director of the Company since March 1995. Mr. McCown is a managing general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P., and McCown De Leeuw & Co. Offshore (Europe) III, L.P., a managing general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III
(Asia), L.P. and a member of Gamma Fund, LLC. Mr. McCown was the co-founder in 1984 of McCown De Leeuw & Co., an affiliate of McCown De Leeuw & Co. III, L.P. He serves as Chairman of the Board of BMC West Corporation, Pelican Companies, Inc., Thrifty Foods, Inc. and Vans, Inc., and serves as a director of Fitness Holdings, Inc., Tiara Motorcoach Corporation and International Data Response Corporation.

        GLENN S. MCKENZIE. Director of the Company since March 1995. Mr. McKenzie has been President of Alpha Investments, Inc., a management consulting firm, since October 1991. He currently serves as a director of Specialty Paperboard, Inc. and of certain privately held companies, including Tiara Motorcoach Corporation and DEC International, Inc.

        DAVID B. WILSON. Director of the Company since October 1992. Since 1993, Mr. Wilson has been a Senior Vice President of DLJ Merchant Banking, Inc. and from January 1992 to January 1993 he was a Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. From April 1989 to December 1991 he was a Vice President at Grauer & Wheat, Inc., an investment firm specializing in leveraged buy-outs, and prior thereto served in various capacities at Donaldson, Lufkin & Jenrette Securities Corporation. He currently serves as a director of Total Renal Care Holdings, Inc. and certain privately held companies.

BOARD MEETINGS

        The Board of Directors met six times during Fiscal 1996. All of such meetings were special meetings. All directors attended at least 33% of the aggregate number of meetings of the Board of Directors and standing Committees on which they served.

COMMITTEES

        The Board of Directors has an Executive Committee comprised of the Chief Executive Officer and two non-employee directors, an Audit Committee comprised of three non-employee directors and a Compensation Committee comprised of four directors, two of whom the Company has deemed to be independent.

        The Executive Committee held monthly meetings during Fiscal 1996. The Executive Committee is authorized, within parameters and limitations set out by the Company's Board of Directors, to meet and act on behalf of the Board during interim periods between regular meetings of the Board. During Fiscal 1996, the members of the Executive Committee included Messrs. Faulkner, Ayers and G. Behrman.

        The Audit Committee held one meeting during Fiscal 1996. Its principal functions are to recommend the firm of independent auditors to serve the Company each fiscal year to the Board of Directors, to review the plan and results of the audit by the independent auditors, and the scope, results, and adequacy of the Company's systems of internal accounting controls and procedures. In addition, the Audit Committee reviews the independence of such auditors and reviews their fees for audit and non-audit services rendered to the Company. During Fiscal 1996, the members of the Audit Committee included Messrs. Davidson, McKenzie and Wilson.

        The Compensation Committee held three meetings during Fiscal 1996. Its principal functions are to approve remuneration of the officers of the Company, review certain benefit programs, and approve and administer remuneration plans, including the stock incentive plans of the Company. The Report of the Compensation Committee on executive compensation is set forth on page 14 of this Proxy Statement. During Fiscal 1996, the members of the Compensation Committee included Messrs. Ayers, Darryl Behrman, Davidson, Wilson, and, until his resignation, Leahy.

COMPENSATION OF DIRECTORS

        Beginning November 1995, the Company began paying an annual fee of $10,000 to directors of the Company who are not (i) compensated as officers of the Company, (ii) employed by an affiliate of the Company, including the MDC Entities and Behrman Capital, or employed by the DLJ Investors, or (iii) serve as the representative on the Board of Directors pursuant to the Stream CD-ROM Agreement. The Company also reimburses each director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

        In addition, in October 1995, the Board of Directors, with the approval of the stockholders, adopted the Nimbus CD International, Inc. 1995 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). The Directors' Plan is designed to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest for such directors in the Company's continued success. Under the Directors' Plan, grants of stock options will be made to each member of the Board, who is (a) not an employee of the Company, (b) not an employee of an affiliate of the Company, (c) otherwise not eligible for selection to participate in any plan of the Company or its affiliates that entitles such member to acquire securities or derivative securities of the Company, and (d) not the representative on the Board appointed pursuant to the Stream CD-ROM Agreement. An aggregate of 50,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. Notwithstanding the foregoing, adjustments may be made by the Company's Board of Directors in the number and class of shares available under the Directors' Plan and the number, class and price of shares subject to outstanding option grants, in each such case to reflect changes in the Company's corporate structure or capitalization, such as through a merger or stock split.

        The options expire ten years from the date of grant (unless the period is shortened by the non-employee independent director's retirement, death, disability or a change of control as defined in the Directors' Plan). Options awarded under the Directors' Plan subsequent to October 31, 1995 will permit the non-employee independent director, for a period of up to ten years from the date of grant (unless the period is shortened by the non-employee independent director's retirement, death, disability or a change in control as defined in the Directors' Plan), to purchase 2,500 shares of Common Stock from the Company at the fair market value of such shares on the date such option is granted.

        Each non-employee independent director will receive such an option whenever he or she is elected, re-elected or appointed to the Company's Board of Directors and otherwise satisfies the requirements for participation in the Directors' Plan. Generally, an option shall only be exercisable with respect to one-third of the shares subject to the option on the first anniversary of the date of grant (and not prior thereto) and then with respect to an additional one-third of such shares beginning on each of the second and third anniversaries of the date of grant; provided, however, the option shall be fully exercisable upon (i) the attainment of age 70 by the optionee or (ii) the death or disability (as defined in the Directors' Plan) of the optionee. Notwithstanding the foregoing, in no event may an option under the Directors' Plan be exercised prior to the expiration of six months from the date of grant. Except in certain limited circumstances, an option may be exercised only if the optionee at the time of exercise is, and at all times following the grant of the option remains, a non-employee director of the Company.

        On October 30, 1995, Robert M. Davidson was awarded options to purchase 10,000 shares of the Company's Common Stock at an exercise price equal to $7.00. Such options vest ratably over a three year period with the first options vesting on October 30, 1996. On May 20, 1996, upon his appointment to the Company's Board of Directors, Anthony V. Dub was awarded options to purchase 2,500 shares of the Company's Common Stock at an exercise price of $11.25 per share. Such options shall vest ratably over three years beginning May 20, 1997. If they are re-elected to the board of directors, each of Messrs. Davidson and Dub will each be granted 2,500 additional options under the Directors' Plan.

        The Directors' Plan will terminate upon the earlier to occur of (i) the adoption of a resolution of the Company's Board of Directors terminating the Directors' Plan, (ii) the date all shares of Common Stock subject to the Directors' Plan are purchased according to the Directors' Plan's provisions or
(iii) ten years from the date of adoption of the Directors' Plan by the Company's Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

        The following table lists the executive officers of the Company. All executive officers are appointed annually by, and serve at the discretion of, the Board of Directors of the Company.


                                        POSITION                    BUSINESS EXPERIENCE
        NAME AND AGE                WITH THE COMPANY               DURING PAST FIVE YEARS
- ----------------------------- ----------------------------- ------------------------------------
Lyndon J. Faulkner (35)       President, Chief Executive                      *
                              Officer and Chairman of the
                              Board of Directors

L. Steven Minkel (54)         Executive Vice President,     Mr. Minkel has served as Executive
                              Chief Financial Officer and   Vice President, Chief Financial
                              Secretary                     Officer, and Secretary since
                                                            November 1992.
                                                            Before joining the
                                                            Company, he was Vice
                                                            President and Chief
                                                            Financial Officer of
                                                            Duchossois
                                                            Industries, Inc., a
                                                            privately owned
                                                            manufacturing
                                                            conglomerate, from
                                                            February 1986 to
                                                            October 1992.




                                        POSITION                    BUSINESS EXPERIENCE
        NAME AND AGE                WITH THE COMPANY               DURING PAST FIVE YEARS
- ----------------------------- ----------------------------- ------------------------------------
Howard G. Nash (47)           Managing Director, Nimbus     Mr. Nash has served as Managing
                              Manufacturing (UK) Limited    Director of Nimbus Manufacturing
                                                            (UK) Limited since
                                                            January 1994. Prior
                                                            to that time, he was
                                                            employed in various
                                                            management
                                                            capacities,
                                                            including Finance
                                                            Director, by the
                                                            Company and the
                                                            Predecessor.

David J. Trudel (45)          Executive Vice President -    Mr. Trudel has served as Executive
                              North American Operations,    Vice President - North America
                              Nimbus Manufacturing Inc.     Operations of Nimbus Manufacturing
                                                            Inc. since June 1996.  Prior to June
                                                            1996, Mr. Trudel was employed by
                                                            General Electric Corporation, most
                                                            recently as the General Manager of
                                                            the Electrical Distribution
                                                            Components business in Plainville,
                                                            Connecticut.

Robert J. Headrick (38)       President, Nimbus             Mr. Headrick has served as President
                              Information Systems, Inc.,    of Nimbus Information Systems, Inc.
                              Executive Vice President,     since March 1993 and as Executive
                              Nimbus Manufacturing Inc.     Vice President of Nimbus
                                                            Manufacturing Inc. since March 1994.
                                                            From 1987 to March 1993, Mr.
                                                            Headrick was employed by Sony
                                                            Corporation of America and was
                                                            named Vice President of Sony
                                                            Electronic Publishing Company in
                                                            October 1991.

Robert J. Lynch (35)          Vice President, Nimbus        Mr. Lynch has served as Vice
                              Manufacturing Inc.            President of Nimbus Manufacturing
                                                            Inc. since March 1994.  Prior to that
                                                            time, he was
                                                            employed in various
                                                            management
                                                            capacities,
                                                            including Operations
                                                            Manager, by the the
                                                            Company and the
                                                            Predecessor.

Gary E. Krutul (40)           Controller and Chief          Mr. Krutul has served as
                              Accounting Officer            Controller and Chief Accounting
                                                            Officer since June 1995.  From
                                                            September 1991 to February 1995,
                                                            Mr. Krutul served as Financial
                                                            Manager for Bally's Total Fitness,
                                                            Inc.  Prior to September 1991, Mr.
                                                            Krutul served as Corporate Controller
                                                            of U.S. Health, Inc.


- --------------------------------
 *      See "Nominees for Director"

FAMILY RELATIONSHIPS

        Directors Grant and Darryl Behrman are brothers. Otherwise, there is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

EXECUTIVE COMPENSATION

        The following sections disclose detailed information about cash and equity-based executive compensation paid by the Company to certain of its executive employees. The information is comprised of a stock performance graph, a Report of the Compensation Committee of the Company's Board of Directors, a Summary Compensation Table, and additional tables which provide further details on stock options issued by the Company.

CUMULATIVE TOTAL STOCKHOLDER RETURN

        The following performance graph compares the cumulative total return, assuming the reinvestment of dividends, for the period from October 26, 1995 through March 31, 1996, from an investment of $100 in (i) the Company's Common Stock, (ii) the Nasdaq National Market Index, and (iii) the Russell 2000 Index which is assembled by Frank Russell Company. The Company has chosen the Russell 2000 Index for comparison because the Company does not believe that it can reasonably identify a peer group or a published industry or line-of-business index that contains companies in a similar line of business and because the Russell 2000 Index includes companies with capitalizations similar to that of the Company. No dividends have been declared or paid on the Company's Common Stock.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  NIMBUS CD INTERNATIONAL, INC. COMMON STOCK,
          THE NASDAQ NATIONAL MARKET INDEX AND THE RUSSELL 2000 INDEX
              (PERFORMANCE RESULTS FROM 10/26/95 THROUGH 3/31/96)


                                    [GRAPH]


                                    10/26/95              3/31/96
NMBS                                $100.00               $101.61
Russell 2000                        $100.00               $113.06
NASDAQ                              $100.00               $108.24

Assumes $100 invested at the close of trading on 10/26/95 in NMBS common stock Russell 2000 Index, and NASDAQ Composite.

*Cumulative total return assumes reinvestments of dividends.

                                                 Source: Frank Russell Company


        The Nasdaq National Market Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq National Market. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "NMBS".

        The performance of any individual company's common stock is influenced not only by its own performance and future prospects, but also by a number of external factors over which the company and its management have indirect or no control, including general economic conditions, expectations for the company's future performance, and conditions affecting or expected to affect the company's industry. In addition, stock performance can be affected by factors such as trading volume, analytical research coverage by the investment community, and the propensity of stockholders to hold the stock for investment purposes. The relative weight of these factors also changes over time. Consequently, stock performance, including measurement against indices, may not be representative of a company's financial performance for given periods of time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        During Fiscal 1996, decisions on compensation for the Company's executive officers were made by the Compensation Committee of the Board of Directors which is composed of four directors who are not employed by the Company. At the direction of the Board of Directors, the Compensation Committee is responsible for determining salary and bonus plans for certain officers designated by the Board, from time to time, and is responsible for approving all stock option awards granted under the Amended and Restated Nimbus CD International, Inc. 1995 Stock Option and Stock Award Plan (as the same may be amended or modified, the "Nimbus Plan"). For Fiscal 1996, the Board directed the Compensation Committee to review and approve salary and bonus awards for the Company's Chief Executive Officer and the Chief Financial Officer

        The Compensation Committee's primary goal is to develop the Company's compensation program so that it is related to creating shareholder value. The Committee seeks to offer the Company's executive officers competitive compensation opportunities based on their individual performance, the Company's financial performance and their personal contribution to that performance. Furthermore, the executive compensation program is designed to attract and retain executive talent that contributes to the Company's long term success, reward achievement of the Company's short-term and long-term strategic goals, link executive officer compensation and shareholder interests through equity-based plans, and recognize and reward individual contributions to Company performance.

        For Fiscal 1997, the Compensation Committee will be responsible for salary levels and bonuses for all persons employed by the Company who are deemed by the Board to be within the Securities and Exchange Commission's definition of "executive officer" which includes a company's president, any vice president (or in the case of a foreign subsidiary, a managing director) in charge of a principal business unit or any other officer or person who performs similar policy-making function for the company. Specifically, the Board has designated the Company's Chief Executive Officer and Chief Financial Officer, the Managing Director of Nimbus Manufacturing (UK) Limited, the Vice President - Manufacturing of Nimbus Manufacturing Inc., the Executive Vice President of Nimbus Manufacturing Inc. and President of Nimbus Information Systems, Inc. and a new position, the Executive Vice President - North American Operations of Nimbus Manufacturing Inc.

        During Fiscal 1996, the Compensation Committee determined salary levels for the Company's Chief Executive Officer and Chief Financial Officer by considering a number of factors, including: (i) individual performance, (ii) functions performed by the executive officer, (iii) scope of the executive officer's on-going duties, (iv) general changes in the compensation peer group in which the Company competes for executive talent and (v) the Company's financial performance in general. No single factor was predominant in determining the salary level of either officer. Moreover, the Committee did not weigh any single factor against another in a manner that made it possible to assign a numerical value to the weight of any factor in determining the percentage increase in salary of the two officers.

        On August 2, 1995, the Committee approved a 10% salary increase for Lyndon J. Faulkner, the Company's Chief Executive Officer. Mr. Faulkner was not present during the Committee's evaluation of his performance or its determination of his salary level. The Committee relied on performance evaluations submitted by the Executive Committee and the Chief Financial Officer as well as the other salary criteria described above.

        At its meeting on December 1, 1995, the Committee approved a 7.5% salary increase for L. Steven Minkel, the Company's Chief Financial Officer. Mr. Faulkner participated in the Committee's evaluation of Mr. Minkel's performance and its discussion of the appropriate amount of Mr. Minkel's salary increase.
In addition, the Committee received additional performance evaluations of Mr. Minkel from the Executive Committee.

        In order to increase incentives for exceptional performance, a portion of each executive officer's compensation is paid in the form of contingent cash bonuses which are paid annually. The bonus amounts for executive officers are dependent in part on the Company's financial performance, as well as individualized criteria such as achievement of specific goals for the Company and/or its subsidiaries and satisfactory completion of special projects supervised by the Chief Executive Officer. At the December 1, 1995 meeting, the Compensation Committee approved a $40,000 bonus to each of Mr. Faulkner and Mr. Minkel based on achievement of two specific performance objectives: (i) completion of the asset acquisition of HLS Duplication, Inc. and (ii) successful completion of the initial public offering of the Company's Common Stock. On June 5, 1996, the Compensation Committee awarded each of Messrs. Faulkner and Minkel an additional bonus in the amount of $33,600 based on the overall financial performance of the Company as well as each officer's achievement of individual performance objectives during Fiscal 1996. The combined bonus awards constituted 84% of the potential maximum bonus that the two officers could receive for Fiscal 1996.

        Stock options serve to further align the interests of management and the Company's shareholders by providing executive officers with an opportunity to benefit from stock price appreciation that can be expected to accompany improved financial performance. Options also enhance the Company's ability to attract and retain executives. The number of option shares granted and the other terms of such options, such as the vesting period, are determined by the Committee, based on recommendations of management in light of, among other factors, each executive officer's level of responsibility, prior performance and other compensation. However, the plan does not provide any quantitative method for weighing these factors, and a decision to grant an award is based primarily upon an evaluation of past as well as future anticipated performance and responsibilities of each executive officer.

        As of April 3, 1995, based on recommendations submitted by the Company's Chief Executive Officer, the Compensation Committee awarded options to purchase an aggregate of 1,163,865 shares of the Company's Common Stock to 21 members of the Company's senior management, including the Chief Executive Officer and the Chief Financial Officer. Such options will vest ratably over a five year period, with the first one fifth of the options vesting on March 31, 1996 and each March 31 thereafter until all of the options are vested. When vested, the options will permit each officer to purchase shares of the Company's Common Stock at a price equal to $2.52 per share, the market value of the Company's Common Stock as determined by the Compensation Committee on the date of award.

        On May 31, 1995, based on recommendations submitted by the Company's Chief Executive Officer, the Compensation Committee awarded Performance Stock Options totaling 451,258 shares of the Company's Common Stock to fifteen managers, including the Chief Executive Officer and Chief Financial Officer. The options, when vested, will permit each individual to purchase shares of the Company's Common Stock at a price equal to $2.52 per share, the market value of the Company's Common Stock as determined by the Compensation Committee on the date of award. The awards were made to those managers who, in the opinion of the Committee, were committed to ensuring long term increases in shareholder value based on their contributions to the growth in profitability of the Company.

        On May 20, 1996, Messrs. Faulkner and Minkel were awarded options to purchase 15,000 and 12,000 shares of the Company's Common Stock, respectively, at a purchase price equal to $11.25. These options will vest ratably over a five year period, with one-fifth of the options vesting on May 31, 1996, and each May 31 thereafter. On June 5, 1996, on the recommendation of the Chief Executive Officer, the Compensation Committee awarded options to purchase an aggregate of 176,500 shares of the Company's Common Stock at a purchase price of $16.25 to 45 senior managers of the Company, including the Chief Executive Officer and the Chief Financial Officer. Such options will vest ratably over a five year period with the first one-fifth vesting on March 31, 1997. The Compensation Committee awarded these options to provide further incentives to Company management to continue to increase the Company's future performance and thereby enhance shareholder value.

        To the extent appropriate, the Company intends to take the necessary steps to conform its compensation practices to comply with the $1 million compensation deduction cap under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Respectfully submitted:

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Charles Ayers
Darryl G. Behrman
Robert M. Davidson
David B. Wilson

SUMMARY COMPENSATION TABLE

        The following summary compensation table presents information about the compensation paid by the Company during its two most recent fiscal years to those individuals who were (i) the Company's Chief Executive Officer (the "CEO") at the end of the last completed fiscal year, regardless of compensation level and (ii) the Company's other executive officers (three of whom are officers of a subsidiary) other than the CEO who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE:



                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                     -----------------------
                                           ANNUAL COMPENSATION(1)
                                          -----------------------
                                FISCAL                                            ALL OTHER
          NAME AND               YEAR                                OPTIONS      COMPEN-
         PRINCIPAL              ENDED       SALARY        BONUS      GRANTED      SATION (3)
          POSITION             MARCH 31      ($)           ($)       (#) (2)         ($)
- ----------------------------   --------    --------     ---------    --------     ----------
Lyndon J. Faulkner               1996       231,000        73,600     475,326         12,486
President, Chief  Executive      1995       210,000        80,000     251,035         11,541
Officer

L. Steven Minkel                 1996       177,876        73,600     316,821          9,070
Executive Vice President, Chief  1995       165,013        80,000           0          7,018
Financial Officer and Secretary




                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                      --------------------
                                           ANNUAL COMPENSATION(1)
                                           -----------------------
                                FISCAL                                            ALL OTHER
          NAME AND               YEAR                                OPTIONS        COMPEN
         PRINCIPAL              ENDED       SALARY        BONUS      GRANTED      SATION (3)
          POSITION             MARCH 31      ($)           ($)       (#) (2)         ($)
- ----------------------------   --------    --------     ---------    --------     ----------
Robert J. Headrick               1996       173,828        23,400     105,670          7,211
President, Nimbus Information    1995       165,044        50,000       3,486          3,629
Systems, Inc., Executive Vice
President, Nimbus
Manufacturing Inc.

Howard G. Nash                   1996        92,918        31,746     131,993         19,528
Managing Director, Nimbus        1995        85,728        12,407      42,054         17,241
Manufacturing (UK) Limited

Robert J. Lynch                  1996       125,625        20,000     105,670          5,653
Vice President, Nimbus           1995       102,083        25,000      15,042          4,705
Manufacturing Inc.


- -------------

(1) While each of the five Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with Securities and Exchange Commission regulations, the value of these benefits are not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) In connection with the Recapitalization, Messrs. Faulkner, Headrick, Nash and Lynch exchanged options for 251,035 shares, 3,486 shares, 42,054 shares and 15,042 shares of Common Stock, respectively, for options having substantially similar terms and provisions, issued under the Company's 1995 Stock Option and Stock Award Plan. No new options were granted to Named Executive Officers by the Company in Fiscal 1995.

(3) Amounts set forth in the Summary Compensation Table under the heading "All Other Compensation" include (i) contributions made by the Company to the Company's 401(k) plan or, in the case of Messrs. Faulkner and Nash, to the Company's U.K. Pension Scheme for the benefit of the Named Executive Officer and (ii) the Company's payment of life insurance premiums on behalf of the Named Executive Officer, or, in the case of Mr. Nash, the Company's payment of an automobile allowance. In Fiscal 1996, the Company paid $330, $1,440, $330, $264 in life insurance premiums on behalf of Messrs. Faulkner, Minkel, Headrick and Lynch, respectively, and $8,401 as an automobile allowance on behalf of Mr. Nash. In Fiscal 1995, the Company paid $330, $1,440, $330, $162 in life insurance premiums on behalf of Messrs. Faulkner, Minkel, Headrick and Lynch, respectively, and $7,067 as an automobile allowance on behalf of Mr. Nash.

EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with Messrs. Faulkner, Minkel, Headrick and Nash. The employment agreement with Mr. Faulkner provides for a base salary of not less than $200,000 and provides for an initial term ended March 31, 1994 and for continuation thereafter for additional one year periods until terminated in accordance with the agreement. The agreement also provides for an annual bonus (which for Fiscal 1996 was $73,600) subject to the achievement of annual performance criteria. The agreement may be terminated by the Company with or without cause, provided that if it is terminated without cause the Company will be obligated to pay the greater of one year's salary plus the previous year's bonus or all salary and benefits specified in the agreement from the date of termination to the end of the then current contract term.

        The employment agreement with Mr. Minkel provides for a base salary of not less than $150,000 and provides for an initial term ended November 8, 1994 and for continuation thereafter for additional one year periods until terminated in accordance with the agreement. The agreement also provides for an annual bonus (which for Fiscal 1996 was $73,600) subject to the achievement of annual performance criteria. The agreement may be terminated by the Company with or without cause, provided that if it is terminated without cause the Company will be obligated to pay the greater of one year's salary plus the previous year's bonus or all salary and benefits specified in the agreement from the date of termination to the end of the then current contract term.

        The employment agreement with Mr. Headrick provides for a base salary of not less than $140,000 and provides for an initial term ended March 7, 1994. Thereafter, the agreement continues for additional six month periods until terminated in accordance with the agreement. The agreement provides for an annual bonus, the terms of which are agreed upon annually (which for Fiscal 1996 was $23,400) subject to achievement of annual performance criteria. The agreement may be terminated by the Company with or without cause, provided that if it is terminated without cause the Company is obligated to pay Mr. Headrick the greater of six months' salary and all salary and benefits specified in the agreement from the date of termination to the end of the then current term.

        Mr. Nash is employed under a standard contract for employment of directors in the United Kingdom which provides, among other things, certain statutory entitlements and a base salary of (pound)38,250 which is reviewed annually. The agreement does not have a fixed term and, except in the case of serious employee misconduct or gross negligence, requires the parties to the agreement to provide 12 months prior written notice of a desire to terminate. The Company may make a payment in lieu of notice.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        From October 1992 until June 1993, the executive compensation program of the Company was administered by the Board of Directors. During such period Mr. Faulkner, President, and Mr. Minkel, Executive Vice President, participated in the deliberations of the Board of Directors concerning executive officer compensation. On June 3, 1993, the Board of Directors established a Compensation Committee to administer the Company's executive compensation program. The Compensation Committee is currently comprised of four non-employee directors.

STOCK OPTIONS

        Amended and Restated 1995 Stock Option and Stock Award Plan. On October 16, 1995, the Company adopted, with stockholder approval, the Nimbus Plan which is designed to maintain the Company's ability to attract and retain highly qualified and experienced employees and to give such employees, as well as certain consultants, a continued proprietary interest in the success of the Company. The Nimbus Plan provides for the grant of options or awards covering up to 2,715,449 shares of Common Stock (adjusted to give effect to the Company's 3.76049 stock split effected on October 16, 1995 (the "Stock Split")). Over the term of the Nimbus Plan, no employee will be able to receive awards in the form of restricted stock or options (including stock appreciation rights) to purchase more than 1,880,245 shares of Common Stock (adjusted to give effect to the Stock Split).

        The Nimbus Plan is administered by the Compensation Committee of the Board of Directors which shall consist of not less than two members of the Board and shall not include any person who has received an award under the Nimbus Plan within one year of his or her appointment to the Committee. The Compensation Committee is authorized to determine the employees to whom, and the time or times at which, grants or awards shall be made and the number of shares to be included in the grants or awards. Within limitations set forth in the Nimbus Plan, the Compensation Committee will determine the aggregate number of shares for which options will be granted and the periods for which options will be outstanding. The Committee has the authority to grant incentive stock options or non-qualified stock options, or both, with or without stock appreciation rights, awards of restricted stock, and bonuses payable in stock.

        The Board of Directors of the Company is able to amend, alter or discontinue the Nimbus Plan, provided, however that no amendment, alteration or discontinuation can be made which would (i) impair the rights of any recipient of restricted stock, stock bonus or option (and related stock appreciation rights, if any) already granted without his or her consent, or (ii) without the approval of the Stockholders (except as a result of adjustments in response to certain capital events) (A) increase the total number of shares reserved for the Nimbus Plan, (B) decrease the option price of an option (and related stock appreciation rights, if any) to less than 100% of the fair market value of the Common Stock on the date the option (and related stock appreciation rights, if any) was granted, (C) change the class of persons eligible to receive an award of restricted stock or options (and related stock appreciation rights, if any) under the Nimbus Plan or (D) extend the duration of the Nimbus Plan.

        Incentive stock options and non-qualified stock options may be granted either singly or in combination with other awards under the Nimbus Plan. Each option under the Nimbus Plan is permitted to provide for stock appreciation rights and is exercisable and subject to such other terms and conditions as the Compensation Committee determines. The exercise price for all options shall not be less than 100% of the fair market value of the Common Stock on the date of the grant and is not exercisable more than 10 years after the date it was granted. No options shall be granted more than 10 years after the date the Nimbus Plan was adopted.

        Participants may be awarded shares of Common Stock in accordance with the Nimbus Plan ("Restricted Stock"). During a period set by the Compensation Committee, and/or until the attainment of performance goals set by the Compensation Committee, in each case set at the time of each award of Restricted Stock, a Restricted Stock award recipient is prohibited from selling, transferring, pledging or assigning shares of Restricted Stock, unless the recipient dies, terminates employment by reason of permanent disability, retires after attaining both 59 1/2 years of age and five years of continuous service with the Company and/or a subsidiary or, if provided in the recipient's award agreement, there is a change in control of the Company, as defined therein, in which case, shares of Restricted Stock become free of all restrictions. Unless and to the extent the recipient's option or award agreement provides otherwise or the Compensation Committee determines otherwise in its sole discretion, Restricted Stock shall be forfeited if the recipient terminates employment other than by reason of death or permanent disability, if the recipient retires before attaining both 59 1/2 years of age and five years of continuous service with the Company and/or a subsidiary, or to the extent provided in the recipient's award agreement, a change in control of the Company (as defined in such agreement). Restricted Stock awards may be made in addition to or in lieu of option grants.

        In lieu of cash bonuses otherwise payable to eligible employees under the Company's or applicable subsidiaries' compensation practices, the Compensation Committee may determine that such bonuses shall be payable, in whole or in part, in Common Stock. Any such shares of Common Stock shall be subject to such terms as the Compensation Committee may determined in its sole discretion. The Company shall withhold from any such cash bonuses an amount of cash sufficient to meet its tax withholding obligations. If the cash portion of the bonus is not sufficient, the tax withholding obligations shall be paid in cash by the recipient or may be met by the withholding of Common Stock otherwise deliverable to the recipient pursuant to procedures approved by the Compensation Committee.

        Adjustments will be made in the number and class of shares available under the Nimbus Plan and the number, class and price of shares subject to outstanding option grants and Restricted Stock awards, in each such case to reflect changes in Common Stock as a result of changes in the Company's capital structure or capitalization, such as through a merger or stock split.

        No Restricted Stock awards have been made under the Nimbus Plan. Non-qualified stock options to purchase 477,958 shares of Common Stock were granted under the Nimbus Plan in exchange for options granted under previous Company option plans. In addition, new non-qualified options to purchase 1,615,123 shares of Common Stock have been granted under the Nimbus Plan to employees of the Company including the Named Executive Officers. Of such amount, options to purchase 1,163,865 shares of Common Stock were granted as of March 31, 1995 under Stock Option Award Agreements that provide that 20% of the options granted thereunder shall vest at the end of each fiscal year, so that all such options will be fully vested after five years on March 31, 2000. Of these options, Messrs. Faulkner, Minkel, Headrick, Nash and Lynch received options to purchase 338,444 shares, 225,629 shares, 75,210 shares, 94,012 shares and 75,210 shares of Common Stock, respectively.

        Non-qualified stock options to purchase 451,258 shares of Common Stock were also granted as of May 31, 1995 under Stock Option Award Agreements that provide that the options granted thereunder shall vest if the Company meets certain performance targets or six years from the date of grant, if earlier, and if not previously terminated. Of these options, Messrs. Faulkner, Minkel, Headrick, Nash and Lynch received options to purchase 136,882 shares, 91,192 shares, 30,460 shares, 37,981 shares and 30,460 shares of Common Stock, respectively.

        Finally, on May 20, 1996, non-qualified stock options to purchase 27,000 shares of Common Stock were granted to Messrs. Faulkner (15,000 shares) and Minkel (12,000 shares) were granted under Stock Option Award Agreements that provide that 20% of the options granted thereunder shall vest on May 31, 1996, so that all such options will be fully vested after five years (May 31, 2000). After giving effect to the above grants, there are 637,578 shares of Common Stock available to be optioned or awarded under the Nimbus Plan.

        The following table sets forth additional information concerning individual grants of stock options made under the Nimbus Plan during the last completed fiscal year to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL
                                                                             REALIZED VALUE AT
                                                                              ASSUMED ANNUAL
                                                                           RATES OF STOCK PRICE
                                                                               APPRECIATION
                              INDIVIDUAL GRANTS                             FOR OPTION TERM(1)
                                      % OF
                                     TOTAL
                                    OPTIONS
                                   GRANTED TO  EXERCISE
                        OPTIONS    EMPLOYEES    OR BASE
                      GRANTED(2)   IN FISCAL     PRICE   EXPIRATION           5%          10%
NAME                      (#)         YEAR      ($/SH)      DATE             ($)          ($)
- --------------------- ----------- ------------ ---------------------     ------------ ------------
Lyndon J. Faulkner        338,444        21.0%     $2.52    3/31/05          $534,742   $1,360,545
                          136,882         8.5      $2.52    5/31/05          $216,274     $550,266
L. Steven Minkel          225,629        14.0%     $2.52    3/31/05          $356,494     $907,029
                           91,192         5.6      $2.52    5/31/05          $144,083     $366,592
Robert J. Headrick         75,210         4.7%     $2.52    4/3//05          $118,832     $302,344
                           30,460         1.9      $2.52    5/31/05          $48,127      $122,449

Howard G. Nash             94,012         5.8%     $2.52    3/31/05          $148,539     $377,928
                           37,981         2.4      $2.52    5/31/05           $60,010     $152,684
Robert J. Lynch            75,210         4.7%     $2.52    3/31/05          $118,832     $302,344
                           30,460         1.9      $2.52    5/31/05           $48,127     $122,449

(1) The potential realized values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of five percent and ten percent, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2) Options granted to the Named Executive Officers were granted as of April 3, 1995 and on May 31, 1995. The options granted as of April 3, 1995 will vest ratably over a five year period with one fifth of the options becoming exercisable on March 31, 1996, and one fifth vesting each March 31 thereafter until the options are fully vested on March 31, 2000. The options granted on May 31, 1995 will vest if the Company meets certain performance targets or six years from the date of grant, if earlier, and if not previously terminated.

        The following table sets forth information concerning each exercise of stock options during Fiscal 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options, provided on an aggregated basis:

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                           FISCAL YEAR-END UNEXERCISED OPTION VALUES

          (A)               (B)           (C)               (D)                    (E)

                                                         NUMBER OF
                                                         SECURITIES              VALUE OF
                                                         UNDERLYING            UNEXERCISED
                                                        UNEXERCISED          IN-THE-MONEY(2)
                                                         OPTIONS AT             OPTIONS AT
                                                         FY-END (#)             FY-END ($)
                           SHARES
                          ACQUIRED        VALUE(1)        EXERCISABLE/          EXERCISABLE/
         NAME           ON EXERCISE (#) REALIZED ($)     UNEXERCISABLE         UNEXERCISABLE
- ----------------------- ------------ -------------- -------------------- ------------------------
Lyndon J. Faulkner           0           $0.00           332,412/393,949  $2,279,626 / $2,109,597

L. Steven Minkel             0           $0.00            54,245/262,576    $290,482 / $1,406,094

Robert J. Headrick           0           $0.00             21,574/87,582    $122,466 /   $469,002

Howard G. Nash               0           $0.00            64,654/109,393    $429,910 /   $585,800

Robert J. Lynch              0           $0.00             33,130/87,582    $207,345 /   $469,002


(1) The dollar values referred to in columns (C) and (E) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        1995 Recapitalization. On March 31, 1995, the Company completed the Recapitalization pursuant to which the MDC Entities and Behrman Capital replaced the DLJMB Investors as the Company's majority stockholders through a series of transactions. The MDC Entities and Behrman Capital acquired 10,698,970 shares of the Company's Common Stock for an aggregate purchase price of $27 million and another investor acquired 118,876 shares of Common Stock for $300,000. The Company refinanced its then-outstanding debt and borrowed an additional $41.1 million. The Company also received $1.7 million from Chase Manhattan Investment Holdings, Inc. ("Chase Manhattan") for the issuance of warrants to purchase 693,453 shares of its Common Stock for $0.01 per share. The warrants became exercisable upon the occurrence of the Company's initial public offering and Chase Manhattan exercised its right to purchase 175,000 shares of Common Stock. The remainder of the warrants expire on March 31, 2005.

        The proceeds from the issuance of Common Stock, warrants and additional debt were used by the Company to acquire 22,333,768 shares of its Common Stock held by the DLJMB Investors and 2,834,436 shares of Common Stock from certain members of management and other stockholders (including 2,174,015 shares received by management upon exercise of stock options which became fully vested in the Recapitalization) for an aggregate cost of $65.3 million, including related fees and expenses.

        Initial Public Offering. On October 16, 1995, the Company declared a
3.76049 for one stock split which was distributed to stockholders on October 18, 1995. Thereafter, on October 30, 1995, the Company completed an initial public offering of securities with the sale of 6,350,000 shares of Common Stock at a price per share (net of underwriting discounts and commissions) of $6.55. Of the 6,350,000 shares of Common Stock offered for sale, 5,080,000 shares were purchased and offered for sale to the public by underwriters in the United States (the "U.S. Offering"), with the remaining 1,270,000 shares being purchased and offered for sale to the public by foreign underwriters (the "International Offering", together with the U.S. Offering, the "Offerings"). Contemporaneously with the Offerings, Behrman Capital, a principal stockholder of the Company, purchased 500,000 shares of Common Stock of the Company at $6.55 per share in a private placement transaction.

        In connection with the Offerings, the DLJMB Investors and Chase Manhattan, granted the U.S. underwriters an option to purchase up to an aggregate of 952,500 shares of Common Stock at the initial public offering price less underwriting discounts and commissions solely to cover over-allotments. Prior to its expiration, the U.S. underwriters exercised such option to purchase an aggregate of 952,500 shares.

        Transactions with DLJ and the DLJMB Investors. The DLJMB Investors are related persons of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), one of the representatives of the U.S. underwriters for the Offerings. The DLJMB Investors owned an aggregate of 1,990,540 shares of Common Stock prior to the Offerings and owned 1,213,038 shares of Common Stock immediately after the Offerings and the exercise of the underwriters' over-allotment rights.

        In connection with the Recapitalization, the Company paid $1,450,000 to DLJ for investment banking and financial advisory services, in addition to reimbursement for certain out-of-pocket expenses. In connection with DLJMB's acquisition of the Predecessor's operations in 1992, the Company retained DLJ as its exclusive investment banker and paid fees to DLJ for investment banking and advisory services in the aggregate amount of $600,000, in addition to reimbursement of certain out-of-pocket expenses.

        Stockholders Agreement. On March 31, 1995, the Company and holders of Common Stock (collectively, the "Holders") entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement contains, among other things, restrictions on the transfer of shares of Common Stock and certain registration rights with respect thereto and matters related to the Board of Directors of the Company. Upon completion of the Offerings, all of the provisions of the Stockholders Agreement terminated except for provisions relating to certain registration rights. These provisions state that after March 31, 2000, Behrman Capital and the DLJMB Investors, and after March 31, 2002, Chase Manhattan, shall each have a one time right to demand that the Company register for sale under the Securities Act of 1933 (the "Securities Act") all or a portion of the shares of Common Stock of such Holder as then owned by it. Any such registration is subject to certain time and size limitations. In addition, the Holders are also entitled to require the Company to use its best efforts to include shares owned by them in a registered offering of equity securities of the Company, subject to marketing restrictions determined by the managing underwriter.

        Registration Rights Agreement. Upon consummation of the Offerings, the Company and the MDC Entities entered into a registration rights agreement pursuant to which the Company will grant certain registration rights to the MDC Entities and certain of their transferees and assignees with respect to shares of Common Stock owned or acquired by the MDC Entities following the Offerings (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the MDC Entities will have the right to require the Company to file up to five registration statements under the Securities Act, which may be increased by an additional three registrations if effected on Form S-3, covering the MDC Entities' shares and the shares of Common Stock of certain transferees and assignees of the MDC Entities. The Company has agreed to pay all costs and expenses relating to the exercise of the MDC Entities' registration rights, except for underwriting commissions relating to shares sold by the MDC Entities. The Company will indemnify the MDC Entities for certain liabilities, including liabilities under the Securities Act, in connection with any such registration. Under the Registration Rights Agreement, the MDC Entities will have the right to transfer their respective rights to a transferee or assignee of their shares of the Common Stock in a transfer other than pursuant to a public offering.

        By letter agreement dated October 31, 1995, the MDC Entities and Behrman Capital agreed that upon request of Behrman Brothers, L.P., the general partner of Behrman Capital, L.P., the MDC Entities will agree to exercise one of the demand registration rights conferred on the MDC Entities pursuant to the Registration Rights Agreement. This agreement will enable Behrman Capital to exercise incidental registration rights with respect to their shares of Common Stock which were granted pursuant to the Stockholders Agreement.

        Pursuant to Rule 144 promulgated under the Securities Act, the MDC Entities and Behrman Capital may, without registration under the Securities Act, sell, within any three-month period, a number of shares less than or equal to the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding such sale, subject, in some cases, to the two year holding period described in Rule 144. Shares owned by the MDC Entities and Behrman Capital will be eligible for sale to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act without regard to the volume limitations contained in Rule 144.

        Transactions with the Investors. In connection with the Recapitalization, the Company paid MDC Management Company III, L.P., an affiliate of the MDC Entities, and Behrman Brothers Management Corporation, an affiliate of Behrman Capital, transaction fees of $2,425,000 and $1,575,000, respectively, plus reimbursement for out-of-pocket expenses incurred in connection with services rendered in connection with the Recapitalization.

        Transactions with Management Stockholders. In connection with the Recapitalization, the Company (i) purchased 296,549 shares of Common Stock received pursuant to the exercise of stock options from Messrs. Faulkner, Minkel, Headrick, Nash and Lynch on March 31, 1995 for $2,814,250 and (ii) purchased 117,628 additional shares of Common Stock from Mr. Minkel for $296,847. The shares were reacquired at their then fair value of $2.52 per share, the price paid by the MDC Entities and Behrman Capital and to the DLJMB Investors and other stockholders in the Recapitalization.

        Transactions with Other Parties. The Company's United Kingdom subsidiary employs the services of Whitehead Electrical Company, Ltd., an electrical contracting company of which Lyndon Faulkner's brother is the Managing Director. The services are supplied on competitive terms. The Company paid Whitehead Electrical Company, Ltd. $297,695 during the fiscal year ended March 31, 1996.

        In April 1994, the Company entered into the Donnelley CD-ROM Agreement with R.R. Donnelley & Sons Company ("Donnelley"), whereby the Company established a multiline compact disc manufacturing facility in Provo, Utah, requiring capital expenditures of approximately $13 million by the Company. Also in April 1994 and as a part of the transactions contemplated by the Donnelley CD-ROM Agreement,

Donnelley purchased 286,128 shares of the Company's Common Stock for an aggregate purchase price of $1 million. Pursuant to the Donnelley CD-ROM Agreement, the Company agreed to nominate one designee of Donnelley to its Board of Directors until the expiration of the Donnelley CD-ROM Agreement. In April 1995, as permitted by the Donnelley CD-ROM Agreement, Donnelley assigned substantially all of its rights in, and obligations under, the Donnelley CD-ROM Agreement to Stream (as assigned, the "Stream CD-ROM Agreement") and transferred its shares of Common Stock to Stream. The Stream CD-ROM Agreement, as amended and restated in April 1995, obligates Stream (as successor-in-interest to Donnelley), for a period of six years, to purchase 23 million discs in Fiscal 1996 (increased from 15 million discs) and 24 million discs annually thereafter for a fixed price per disc (which price was reduced from the original agreement), subject to possible reductions based upon changes in the cost of manufacturing for CD-ROM discs, and to use all commercially reasonable efforts to promote and sell CD-ROM products manufactured by the Company. During Fiscal 1996, pursuant to the Stream CD-ROM Agreement, Stream purchased discs from the Company for an aggregate purchase price of $20.1 million which accounted for 17% of the Company's revenues in Fiscal 1996.

        The Company provides CD manufacturing services to Davidson & Associates, Inc., a software company whose Chairman and Chief Executive Officer is Robert M. Davidson, a director of the Company. These services are supplied on competitive terms. Net sales to Davidson & Associates were $2.2 million for Fiscal 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to provide copies of the reports to the Company. Late reports were filed prior to the filing of this proxy by (i) Robert M. Davidson with respect to the Company's award under the Directors' Plan of options to purchase 10,000 shares of the Company's Common Stock, (ii) Glenn S. McKenzie with respect to his purchase of 1,000 shares of the Company's Common Stock in connection with the Offerings, (iii) David E. De Leeuw with respect to his purchase of 4,000 shares of the Company's Common Stock in connection with the Offerings, of which 1,000 shares were conveyed by gift to be held in trust for Mr. De Leeuw's son and 3,000 shares were contributed to be held for Mr. De Leeuw's benefit in the MDC Management Company, Inc.
Savings and Investment Plan, (iv) L. Steven Minkel with respect to his purchase of 1,000 shares of the Company's Common Stock on March 8, 1996 which he immediately conveyed by gift to his two adult sons, and (v) Gary E. Krutul with respect to his purchase of 1,000 shares of the Company's Common Stock in connection with the Offerings. Except as set forth above, to the Company's knowledge, based solely on a review of the copies of reports furnished to the Company, and written representations that no other reports were required to be filed, during the fiscal year ended March 31, 1996, the Company's directors, executive officers, and stockholders beneficially owning more than ten percent of the Company's Common Stock complied with their respective Section 16(a) reporting requirements.

                                 PROPOSAL NO. 2

                 RATIFICATION OF THE APPOINTMENT OF ACCOUNTANTS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

        The Board of Directors, upon the recommendation of its Audit Committee, has appointed Coopers & Lybrand L.L.P. ("Coopers") to serve as independent certified public accountants of the Company and its subsidiaries for the year ending March 31, 1997 and recommends ratification of such appointment by the stockholders. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

        In the event the proposal to ratify the appointment of Coopers is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent accountants for the next year. However, because of the expense and difficulty in changing independent accountants after the beginning of a year, the Board of Directors intends to allow the appointment for Fiscal 1997 to stand unless the Board of Directors finds other reasons for making a change.

        The Board of Directors considers Coopers to be well qualified to serve as the independent accountants for the Company.

        The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Coopers as independent accountants for Fiscal 1997. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                                 OTHER MATTERS

        Management is not aware of other matters which will come before the meeting, but if any such matters are properly presented, proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the meeting.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

        Any stockholder proposals to be considered by the Company for inclusion in the proxy materials for the 1997 Annual Meeting of Stockholders must be received by the Company no later than March 12, 1997.

                                                   For the Board of Directors,


                                                   L. Steven Minkel, Secretary

Ruckersville, Virginia
July 10, 1996

THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF THE 1996 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SECRETARY, NIMBUS CD INTERNATIONAL, INC., P.O. BOX 7427, CHARLOTTESVILLE, VIRGINIA, 22906.

                         NIMBUS CD INTERNATIONAL, INC.

           Proxy for Annual Meeting of Stockholders -- August 6, 1996

    This Proxy is Solicited on Behalf of the Board of Directors of Nimbus CD
                              International, Inc.

           The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 10, 1996, and appoints Charles Ayres and Grant G. Behrman, or either of them, as proxies, each with the power to appoint his substitute and to act alone, and authorizes them, or either of them, to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of Nimbus CD International, Inc. held of record by the undersigned on June 6, 1996, at the Annual Meeting of Stockholders to be held on August 6, 1996, and at any adjournment thereof.

           The Board of Directors Recommends a Vote FOR Proposals 1 and 2 appearing on the Reverse Side Hereof

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

Please mark vote in oval in the following manner using dark ink only.

1.         Election of Directors --

           Nominees: Charles Ayres, Darryl G. Behrman, Grant G. Behrman, Robert M. Davidson, David E. DeLeeuw, Anthony V. Dub, Lyndon J. Faulkner, Robert B. Hellman, Jr., David E. King, George E. McCown, Glenn McKenzie, David B. Wilson.

FOR  [  ]            WITHHOLD  [  ]      [ ] FOR ALL
                                         (Except Nominee(s) written below)

- ------------------------------------------------------------------------

2.         Ratification of selection      FOR           AGAINST          ABSTAIN
           of Coopers & Lybrand LLP as    [  ]          [  ]             [  ]
           the Company's independent
           accountants for fiscal year
           1997.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no directions to the contrary are indicated, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

Dated: _________________________________, 1996

- ------------------------------------------------------------------------
Signature

- ------------------------------------------------------------------------
Signature, if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.